                              CONFIRMING STATEMENT

This Statement confirms that the undersigned, Julie M. Jacobs, has authorized and designated Damien Atkins, Erin Tulk, Marie Amerasinghe and Uche Ndumele to
execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the
U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of AOL Inc. The authority of Damien
Atkins, Erin Tulk, Marie Amerasinghe and Uche Ndumele under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to her ownership of or transactions in securities of AOL Inc., unless earlier revoked in writing. The undersigned acknowledges that Damien
Atkins, Erin Tulk, Marie Amerasinghe and Uche Ndumele are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934.

                                        By:        /s/ Julie M. Jacobs
                                            -----------------------------------
                                        Name:  Julie M. Jacobs

                                        Date: December 4, 2012